EXHIBIT 10.1

HARMAN
400 ATLANTIC STREET
STAMFORD, CONNECTICUT
06901 USA

August 21, 2012

Sandra Ehret Rowland

[Intentionally Omitted]

Dear Sandra:

On behalf of HARMAN International Industries, Incorporated (“HARMAN”), I am pleased to submit to you an offer for the position of Vice President, Investor Relations. In this capacity you will report directly to Herbert Parker, Chief Financial Officer. You will be located at our Stamford, CT office. This offer provides the following:

Start Date: Your start date will be October 8, 2012.

Signing Bonus: Within 30 days after your start date, you will be paid a one-time cash lump sum signing bonus in an aggregate amount of $100,000, less applicable taxes. If you resign or if you are terminated due to cause within the first year of your employment then the full amount of your sign on bonus is payable to Harman.

Base Salary: Your annual base salary will be $260,000 payable in accordance with our corporate payroll schedule.

Bonus: Beginning with fiscal year 2013, you will be eligible to participate in the Management Incentive Compensation (MIC) program with a target bonus opportunity equal to 40% of your base salary and a 60% maximum. This bonus program is based upon Harman’s achievement of its business plan, as well as your achievement of personal performance goals. This bonus will be paid on a pro-rata basis for fiscal year 2013 as of your actual hire date.

Long Term Incentive Program: You will be eligible to participate in HARMAN’s long-term incentive program at a level commensurate to your position. As the next general grant is expected to be in early September 2012 and your date of hire is expected to be sometime after that date you will be eligible upon hire for a Long Term Incentive grant of equal value to the September grant.

Relocation Assistance: The position is based in Stamford, Connecticut and you have committed to moving to Connecticut. To this end, you will be eligible for relocation assistance as outlined in the HARMAN Relocation Policy. Before your relocation can be initiated you will be required to sign a Relocation Payback Agreement. Both the Policy and Payback Agreement will be provided to you by our relocation vendor upon your acceptance of our offer.

Car Allowance: You will receive a car allowance of $1,200 per month paid in accordance with our regular payroll schedule.

Vacation: You will be eligible for accrual of three (3) weeks of vacation annually.

Other Benefits: Additional benefits, as defined by Company policy and governing plan documents, currently include medical, dental, vision, life insurance, short and long-term disability insurance, tuition reimbursement, 401(k) Retirement Savings Plan and all Company-paid holidays. Eligibility to participate in these benefits commences as of your date of hire.

The Company will, in connection with your employment, withhold from any compensation and benefits payable to you all federal, state, city and other taxes as requested by you or that the Company is required to withhold pursuant to any law or government regulation or ruling.

HARMAN is not hereby offering you lifetime employment or employment for a fixed or implied period of time. Either you or HARMAN may terminate your employment at any time, with or without cause or notice. The at-will nature of your employment relationship cannot be changed except in a written document signed by you and me. Except as otherwise set forth above, upon termination of your employment, HARMAN will have no further obligations to you under this letter agreement.

Any dispute concerning termination of your employment shall be resolved by final and binding arbitration before a neutral arbitrator. The arbitrator shall be selected by mutual agreement or in accordance with the procedures of the American Arbitration Association and the employment arbitration rules of the American Arbitration Association shall apply. Such arbitration shall be conducted in Stamford, CT or such other location as to which you and HARMAN agree. The law of CT, without regard to its choice of law rules, shall govern any such dispute, and the arbitrator shall not have authority to vary or alter the terms of this letter.

You will be expected to sign the Company’s standard form of Invention and Secrecy Agreement on your start date.

Your acceptance of this offer and subsequent employment at HARMAN will be conditional upon HARMAN’s receipt of an acceptable background screen report which must be completed prior to your start date. Please complete and return the attached background authorization form and credit check form (if applicable) within the next three (3) business days.

Pursuant to the requirements of the Immigration Reform & Control Act of 1986, all new hires must provide proof of identity and employment eligibility. You will be required to provide satisfactory documented evidence of your identity and eligibility for employment in the United States, in accordance with the requirements of U.S. law within three (3) business days of you date of hire.

You acknowledge and agree that your acceptance of this offer will violate no agreements or arrangements with other individuals or entities, or duties to your current employer. Please sign and return the original of this letter. You should retain one copy of this letter for your files.

I look forward to working with you and welcome the contributions you will bring to this outstanding company.

Best regards,
/s/ John Stacey
John Stacey
EVP & Chief Human Resources Officer
HARMAN International Industries, Incorporated

I accept your offer of employment and agree to the provisions stated in this letter. I acknowledge and agree that this letter constitutes the entire agreement between HARMAN and me and supersedes all prior verbal or written agreements, arrangements or understandings pertaining to my offer of employment. I understand that I am employed at will and that my employment can be terminated at any time, with or without cause, at the option of either the Company or me.

I understand that I may be required to submit to a drug and alcohol screen. Refusal to submit to the drug and alcohol screen, or positive test results for drugs and/or alcohol, will result in the conditional offer of employment being withdrawn.

With regards to the sign-on bonus I will receive as part of my employment offer, I agree that if I am terminated for cause or voluntarily resign my employment with HARMAN International less than one year following my receipt of such bonus payment, I will reimburse HARMAN the amount paid to me. I agree to pay HARMAN the full balance due within 30 days of the termination of my employment. I also agree to bear all legal and administrative costs incurred by HARMAN in enforcing this agreement including, but not limited to, attorneys’ fees.

ACCEPTED AND AGREED:

/s/ Sandra Rowland	August 21, 2012
Sandra Rowland	Date